Exhibit 99.1

EBIX TO MOVE FINANCIAL HEADQUARTERS FROM CHICAGO TO ATLANTA AS OF 1ST JANUARY 2007

FINETRE EXECUTIVE PROMOTED TO EBIX CFO POSITION

ATLANTA, GA — December 4, 2006 — Ebix, Inc. (NASDAQ: EBIX), a leading international developer and supplier of software and e-commerce solutions to the insurance industry, today announced its decision to move its financial headquarters from Chicago to Atlanta as of 1st January 2007.

The company also announced that it will be closing its Chicago office with effect from 31st December 2006 and that its present CFO Richard Baum will be retiring as of the same date. In a related move, Carl Serger, formerly the President and Chief Financial Officer of Finetre Corporation, which was acquired by Ebix in October, has been promoted to assume the Senior Vice President and Chief Financial Officer position of Ebix as of January 1, 2007.

Prior to joining Finetre, Mr. Serger was with Beers and Cutler PLLC, a major regional accounting firm headquartered in Washington, D.C., where he worked with numerous early and later-stage technology firms and other commercial enterprises.  He has also helped create two startup companies, serving in various executive management posts.

Robin Raina, Chairman, President and CEO of Ebix, Inc. said, “The move from Chicago to Atlanta is a necessary first step in our bid to further streamline our financial controls. As we continue to grow the company organically and through acquisitions, the need to have the finance function centralized in Atlanta has become rather important. The fact that it will also help us reduce our cost structure further made the decision even easier.”

“Dick and I have worked closely together for seven years and he has been a key management team member for Ebix. I am deeply grateful for his service and he will be sorely missed,” said Robin Raina, Chairman, President and CEO of Ebix, Inc.  “One of the reasons Finetre was attractive to us was their seasoned and talented management team, and I’m pleased that Carl will be assuming a larger role within the Ebix family.”

About Ebix

Ebix, Inc. is a leading international supplier of software and e-commerce solutions to the insurance industry.  Ebix provides a series of application software products for the insurance industry ranging from carrier systems, agency systems and exchanges to custom software development for all entities involved in the insurance and financial services industries.

Ebix strives to work collaboratively with clients to develop innovative technology strategies and solutions that address specific business challenges. Ebix combines the newest technologies with its capabilities in consulting, systems design and integration, IT and business process outsourcing, applications software, and Web and application hosting to meet the individual needs of organizations.

With bases in Singapore, Australia, the US, New Zealand, India and Canada, Ebix employs insurance and technology professionals who provide products, support and consultancy to more than 3,000 customers on six continents.  Ebix’s focus on quality has enabled it be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and call center units in India.  For more information, visit the Company’s website at www.ebix.com

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on Ebix management’s beliefs, as well as assumptions made by and information currently available to management. Ebix has tried to identify such forward looking statements by use of such words as “will,” “expects,” “intends,” “anticipates,” “plans,” “believes” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those expressed in, or implied by, the forward looking statements. Such risks, uncertainties and other factors include the extent to which the Ebix.com website and other new products and services can be successfully developed and marketed, the risks associated with any future acquisitions, and integrating recently completed acquisitions, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties, possible governmental regulation and/or other adverse consequences resulting from negative perception of the outsourcing of business processes to foreign countries, Ebix’s ability to continue to develop new products to effectively address market needs in an industry characterized by rapid technological change, Ebix’s ability to raise additional capital to finance future acquisitions and meet other funding needs, Ebix’s dependence on a few customers(including one that is Ebix’s largest stockholder), Ebix’s dependence on the insurance industry, the highly competitive and rapidly changing automation systems market, Ebix’s ability to effectively protect its applications software and other proprietary information, Ebix’s ability to attract and retain quality management, and software, technical sales and other personnel, the risks of disruption of Ebix’s Internet connections or internal service problems, the possible adverse effects of a substantial increase in volume of traffic on Ebix’s website, mainframe and other servers, possible security breaches on the Ebix website, the possible effects of insurance regulation on Ebix, the possible effects of the Securities and Exchange Commission’s investigation of Ebix’s financial reporting, and possible future terrorist attacks or acts of war. Certain of these, as well as other risks, uncertainties and other factors, are described in more detail in Ebix’s periodic filings with the Securities and Exchange Commission, including Ebix’s quarterly report on Form 10-Q for the quarter ended September 30, 2006. Except as expressly required by the federal securities laws, Ebix undertakes no obligation to update any such factors or any of the forward-looking statements contained herein to reflect changed circumstances or future events or developments or for any other reason.

CONTACT:

Tony Sapienza • Topaz Partners • 781-404-2407 • tsapienza@topazpartners.com

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